Exhibit 99.1

Tribune Media Company Reports Third Quarter 2017 Results

NEW YORK, November 8, 2017 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and nine months ended September 30, 2017.

THIRD QUARTER 2017 FINANCIAL HIGHLIGHTS (compared to third quarter 2016)

•	Consolidated operating revenues fell 4% to $450.5 million; excluding political advertising and real estate revenues, consolidated operating revenues increased 3%

•	Total Television and Entertainment net advertising revenues (which include political and digital revenues) fell 11%, to $295.1 million

•	Retransmission revenues increased 33% to $104.6 million

•	Carriage fee revenues increased 7% to $30.9 million

•	Cash distributions from TV Food Network were $17.1 million

•	FCC spectrum auction proceeds of $185 million were received by the Company in the third quarter of 2017, with remaining related proceeds of $5 million expected in the fourth quarter of 2017

•	CareerBuilder sale closed on July 31, 2017 and the Company received cash of $158 million while retaining an approximate 7% ownership interest on a fully diluted basis

“Tribune Media’s performance in the third quarter of 2017 reflects the company’s ability to continue to deliver solid results despite the impact of broader industry headwinds around core advertising and MVPD subscriber erosion,” said Peter Kern, Tribune Media’s Chief Executive Officer. “Strong growth in retransmission revenues and ongoing expense management enabled us to maintain flat Adjusted EBITDA margins year over year in the quarter. Our operating results this quarter were negatively impacted by higher program impairment charges at WGN America as we continue to reorient the programming strategy and position the business for significant EBITDA growth, and on a comparable basis the third quarter of 2016 included more than $200 million in real estate gains. Most importantly, Broadcast Cash Flow from our Television & Entertainment segment was up in the quarter despite the impact of Hurricanes Harvey and Irma in two of our markets, demonstrating the soundness of our core business as we continue to make progress toward closing our merger with Sinclair.”

THIRD QUARTER AND YEAR-TO-DATE RESULTS

Consolidated

Consolidated operating revenues for the third quarter of 2017 were $450.5 million compared to $470.0 million in the third quarter of 2016, representing a decrease of $19.5 million, or 4%. The decrease was primarily driven by lower core advertising and political advertising, as well as a decrease in real estate revenues due to the loss of revenues from real estate properties sold in 2016 and 2017. These declines were partially offset by increases in retransmission and carriage fee revenues.

For the nine months ended September 30, 2017, consolidated operating revenues were $1,360.0 million compared to $1,418.3 million in the nine months ended September 30, 2016, representing a decrease of $58.3 million, or 4%.

Consolidated operating loss was $23.7 million for the third quarter of 2017 compared to operating profit of $234.2 million for the third quarter of 2016, representing a decrease of $257.9 million. The decrease was primarily attributable to $213.2 million of gains recorded on the sales of real estate in the third quarter of 2016, as well as an operating loss at Television and Entertainment primarily due to a $43 million increase in impairment charges in the third quarter of 2017 compared to the third quarter of 2016. For the nine months ended September 30, 2017, consolidated operating profit decreased $341.0 million to an operating loss of $20.7 million from an operating profit of $320.4 million in the nine months ended September 30, 2016.

Consolidated loss from continuing operations was $18.7 million in the third quarter of 2017 compared to consolidated income from continuing operations of $153.8 million in the third quarter of 2016. Diluted loss per common share from continuing operations for the third quarter of 2017 was $0.21 compared to diluted earnings per common share from continuing operations of $1.70 for the third quarter of 2016. Adjusted diluted earnings per share (“Adjusted EPS”) for the third quarter of 2017 was $0.31 compared to $0.56 for the third quarter of 2016. Both diluted loss per common share and Adjusted EPS in the third quarter of 2017 include a $1 million charge, or $0.02 per share, and in the third quarter of 2016 include an income tax benefit of $12 million, or $0.13 per share, related to certain tax adjustments.

Consolidated loss from continuing operations was $149.7 million for the nine months ended September 30, 2017 compared to consolidated income from continuing operations of $16.3 million for the nine months ended September 30, 2016. In the nine months ended September 30, 2017, the Company recorded total non-cash pretax impairment charges to write down the Company’s investment in CareerBuilder of $180.8 million ($117.0 million after tax), or $1.35 per common share. For the nine months ended September 30, 2017, diluted loss per common share from continuing operations was $1.72 compared to diluted earnings per common share from continuing operations of $0.18 for the nine months ended September 30, 2016. Adjusted EPS for the nine months ended September 30, 2017 was $0.60 compared to $1.29 for the nine months ended September 30, 2016. Both diluted loss per common share and Adjusted EPS include an income tax benefit of $1 million, or $0.01 per share, for the nine months ended September 30, 2017 and an income tax benefit of $10 million, or $0.11 per share, for the nine months ended September 30, 2016 related to certain tax adjustments.

Net loss was $18.7 million in the third quarter of 2017 compared to net income of $145.8 million in the third quarter of 2016. Net loss was $134.7 million for the nine months ended September 30, 2017 compared to $4.7 million for the nine months ended September 30, 2016.

Consolidated Adjusted EBITDA decreased to $119.9 million in the third quarter of 2017 from $127.5 million in the third quarter of 2016, representing a decrease of $7.6 million, or 6%. The decrease in consolidated Adjusted EBITDA was primarily attributable to lower net core advertising and political advertising revenues, partially offset by increased retransmission revenues and carriage fees revenues. For the nine months ended September 30, 2017, consolidated Adjusted EBITDA decreased $76.7 million, or 22%, to $272.8 million as compared to $349.5 million in the nine months ended September 30, 2016.

Cash distributions from the Company’s equity method investments in the third quarter of 2017 were $32.9 million, which includes an excess cash distribution of $15.8 million from CareerBuilder related to the sale, as described below, compared to $18.0 million in the third quarter of 2016. Cash distributions for the nine months ended September 30, 2017 were $182.6 million compared to $143.6 million for the nine months ended September 30, 2016.

Consolidated cash and debt (net of unamortized discounts and debt issuance costs) at September 30, 2017 were $602.7 million and $2.917 billion, respectively, compared to consolidated cash and debt at December 31, 2016 of $577.7 million and $3.412 billion, respectively.

Television and Entertainment

Revenues were $447.3 million in the third quarter of 2017 compared to $460.2 million in the third quarter of 2016, a decrease of $12.9 million. The decrease was driven by a $26.2 million decrease in net political advertising revenue and a $9.1 million, or 3%, decrease in net core advertising revenue, and was largely offset by an increase in retransmission revenues of $25.9 million, or 33%, and an increase in carriage fee revenues of $1.9 million, or 7%.

Television and Entertainment segment revenues for the nine months ended September 30, 2017 were $1,349.4 million compared to $1,384.2 million for the nine months ended September 30, 2016, a decrease of $34.8 million, or 3%. The decrease was driven by a $48.8 million decrease in net political advertising and a $44.0 million, or 5%, decrease in net core advertising, and was partially offset by an increase in retransmission revenues of $58.3 million, or 24%, and an increase in carriage fee revenues of $6.0 million, or 7%.

Television and Entertainment operating loss was $1.4 million for the third quarter of 2017 compared to operating profit of $46.0 million for the third quarter of 2016, a decrease of $47.4 million. The decrease was primarily due to increased programming expense of $49.6 million, primarily due to an $80 million impairment charge for the syndicated programs Elementary and Person of Interest at WGN America, compared to a $37 million impairment charge for Elementary in the third quarter of 2016. The remaining increase in programming expense was due to $7 million of higher network affiliate fees.

Television and Entertainment Adjusted EBITDA was $135.1 million for the third quarter of 2017 compared to $146.8 million in the third quarter of 2016, a decrease of $11.7 million, or 8%, primarily due to lower advertising revenues, as described above.

Television and Entertainment Broadcast Cash Flow was $129.7 million for the third quarter of 2017 compared to $120.3 million in the third quarter of 2016, an increase of $9.4 million, or 8%.

For the nine months ended September 30, 2017, Television and Entertainment operating profit was $68.9 million as compared to $188.0 million for the nine months ended September 30, 2016, a decrease of $119.1 million, or 63%. Television and Entertainment Adjusted EBITDA was $322.0 million for the nine months ended September 30, 2017 as compared to $404.5 million for the nine months ended September 30, 2016, a decrease of $82.5 million, or 20%. Television and Entertainment Broadcast Cash Flow was $321.6 million for the nine months ended September 30, 2017 as compared to $350.4 million for the nine months ended September 30, 2016, a decrease of $28.8 million, or 8%.

Corporate and Other

Real estate revenues for the third quarter of 2017 were $3.2 million compared to $9.9 million for the third quarter of 2016, representing a decrease of $6.6 million, or 67%. Real estate revenues for the nine months ended September 30, 2017 were $10.6 million compared to $34.1 million for the nine months ended September 30, 2016, representing a decrease of $23.6 million, or 69%. The decrease was primarily driven by lower revenues due to the sale of real estate properties in 2016 and 2017.

Corporate and Other operating loss for the third quarter of 2017 was $22.4 million compared to a profit of $188.1 million for the third quarter of 2016. The decrease was primarily as a result of $213.2 million of gains recorded on the sales of real estate in the third quarter of 2016. Corporate and Other Adjusted EBITDA was a loss of $15.3 million for the third quarter of 2017 compared to a loss of $19.3 million for the third quarter of 2016. The loss was down from the third quarter of 2016 despite the decline in real estate revenues as a result of lower costs. For the nine months ended September 30, 2017, Corporate and Other operating loss was $89.5 million compared to a profit of $132.4 million for the nine months ended September 30, 2016. Corporate and Other Adjusted EBITDA represented a loss of $49.2 million, compared to a loss of $54.9 million for the nine months ended September 30, 2016.

Discontinued Operations

On December 19, 2016, the Company entered into an agreement with Nielsen Holding and Finance B.V. to sell equity interests in substantially all of the Digital and Data business operations (the “Gracenote Sale”). The Company completed the sale on January 31, 2017 and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for all periods presented herein. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On October 26, 2017, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on December 5, 2017 to holders of record of the Company’s common stock and warrants as of November 20, 2017. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Sinclair Broadcast Group, Inc. (“Sinclair”), dated May 8, 2017 (the “Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates in 2016.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into a Merger Agreement with Sinclair, providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of Samson Merger Sub Inc., a wholly owned subsidiary of Sinclair, with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair.

On August 2, 2017, the Company received a request for additional information and documentary material, often referred to as a “second request”, from the United States Department of Justice (the “DOJ”) in connection with the Merger Agreement. The second request was issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Sinclair received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Merger Agreement. Consummation of the transactions contemplated by the Merger Agreement is conditioned on expiration of the waiting period applicable under the HSR Act, among other conditions. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Sinclair and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

On October 19, 2017, holders of a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting as a single class, voted on and approved the Merger Agreement and the transactions contemplated by the Merger Agreement at a duly called special meeting of Tribune shareholders.

Real Estate Transactions

In the nine months ended September 30, 2017 and September 30, 2016, the Company sold several properties for net proceeds totaling $61 million and $505 million, respectively, and recognized a net pretax gain of less $1 million for the three and nine months ended September 30, 2017 and $213 million in the three and nine months ended September 30, 2016. The Company defines net proceeds as pretax cash proceeds on the sale of properties, net of associated selling costs.

On August 4, 2017, the Company sold its Williamsburg, VA property for net proceeds of $1 million, which approximated its carrying value. As of November 8, 2017, the Company has agreements for the sales of certain properties located in Costa Mesa, CA and Fort Lauderdale, FL. These transactions are expected to close during the fourth quarter of 2017. However, the closing of these transactions is subject to certain adjustments and customary closing conditions and there can be no assurance that these sales will be completed in a timely manner or at all.

FCC Spectrum Auction

On April 13, 2017, the Federal Communications Commission (the “FCC”) announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and has received approximately $185 million in pretax proceeds (including $21 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)) as of November 8, 2017, with approximately $5 million in pretax proceeds remaining to be paid to the Company by one of its channel sharing partners at the commencement of the sharing arrangement agreement between the parties. The Company expects to receive the remaining auction proceeds in the fourth quarter of 2017; however, the Company cannot predict the exact timing of the remaining payment. FCC licenses that were part of the FCC spectrum auction with a carrying value of approximately $39 million have been classified as held for sale as of September 30, 2017. The Company received approximately $172 million in gross proceeds for these licenses sold as part of the spectrum auction and expects to recognize a net gain of $133 million related to these licenses at the time the spectrum is released to the FCC. The Company used $102 million of after-tax proceeds to prepay a portion of the Company’s Term Loan Facility. After-tax proceeds of $12.6 million received by a Dreamcatcher station as a result of the incentive auction were used to prepay the Dreamcatcher Credit Facility.

CareerBuilder

On June 19, 2017, TEGNA announced it entered into an agreement, together with the other owners of CareerBuilder, including Tribune, to sell a majority interest in CareerBuilder to an investor group led by investment funds managed by affiliates of Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board. The transaction closed on July 31, 2017, and the Company received cash of $158 million, which included an excess cash distribution of $16 million, and recognized a gain on sale of approximately $6 million in the third quarter of 2017. Subsequent to the sale, the Company’s ownership in CareerBuilder declined from 32% to approximately 7%, on a fully diluted basis.

In the nine months ended September 30, 2017, the Company recorded non-cash pretax impairment charges totaling $181 million to write down its investment in CareerBuilder prior to the transaction close.

In light of the Company’s previously announced transaction with Sinclair, Tribune Media is not providing financial guidance for the full year 2017 in this release, nor is the Company conducting a conference call regarding its third quarter 2017 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approximately 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:

James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA, and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the Merger with Sinclair, our real estate monetization strategy, our cost savings initiatives, the timing and the receipt of remaining expected proceeds from the FCC spectrum auction, changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: risks associated with the ability to consummate the Merger with Sinclair and the timing of the closing of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the regulatory approvals for the proposed Merger with Sinclair may not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the Merger; the effect of the announcement of the Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers, and on our operating results and businesses generally; litigation in connection with the Merger; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to and/or surrender of spectrum on the operation of our television stations, the costs, terms and restrictions associated with the actions necessary to modify and/or surrender the spectrum; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the Securities and Exchange Commission; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating Revenues
Television and Entertainment	$447,307	$460,164	$1,349,401	$1,384,173
Other	3,226	9,874	10,559	34,133

Total operating revenues	450,533	470,038	1,359,960	1,418,306

Operating Expenses
Programming	199,118	149,480	497,448	396,450
Direct operating expenses	98,419	99,150	294,166	293,245
Selling, general and administrative	120,869	143,974	422,604	452,286
Depreciation	14,263	14,764	41,761	43,673
Amortization	41,678	41,668	125,001	125,003
Gain on sales of real estate, net	(65)	(213,168)	(365)	(212,719)

Total operating expenses	474,282	235,868	1,380,615	1,097,938

Operating (Loss) Profit	(23,749)	234,170	(20,655)	320,368
Income on equity investments, net	21,058	31,737	98,856	114,295
Interest and dividend income	827	476	1,880	836
Interest expense	(40,389)	(38,296)	(119,332)	(114,508)
Loss on extinguishments and modification of debt	(1,435)	—	(20,487)	—
Gain on investment transactions, net	5,667	—	10,617	—
Write-downs of investment	—	—	(180,800)	—
Other non-operating gain, net	—	57	45	478
Reorganization items, net	(753)	(434)	(1,452)	(1,234)

(Loss) Income from Continuing Operations Before Income Taxes	(38,774)	227,710	(231,328)	320,235
Income tax (benefit) expense	(20,087)	73,871	(81,606)	303,922

(Loss) Income from Continuing Operations	(18,687)	153,839	(149,722)	16,313
(Loss) Income from Discontinued Operations, net of taxes	—	(8,074)	15,039	(21,018)

Net (Loss) Income	$(18,687)	$145,765	$(134,683)	$(4,705)

Basic (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.21)	$1.71	$(1.72)	$0.18
Discontinued Operations	—	(0.09)	0.17	(0.23)

Net (Loss) Earnings Per Common Share	$(0.21)	$1.62	$(1.55)	$(0.05)

Diluted (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.21)	$1.70	$(1.72)	$0.18
Discontinued Operations	—	(0.09)	0.17	(0.23)

Net (Loss) Earnings Per Common Share	$(0.21)	$1.61	$(1.55)	$(0.05)

Regular dividends declared per common share	$0.25	$0.25	$0.75	$0.75

Special dividends declared per common share	$—	$—	$5.77	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$602,739	$577,658
Restricted cash and cash equivalents	17,566	17,566
Accounts receivable (net of allowances of $21,252 and $12,504)	390,472	429,112
Broadcast rights	148,976	157,817
Income taxes receivable	14,994	9,056
Current assets of discontinued operations	—	62,605
Prepaid expenses	22,617	35,862
Other	8,677	6,624

Total current assets	1,206,041	1,296,300

Properties
Property, plant and equipment	654,872	711,068
Accumulated depreciation	(224,306)	(187,148)

Net properties	430,566	523,920

Other Assets
Broadcast rights	144,303	153,457
Goodwill	3,228,869	3,227,930
Other intangible assets, net	1,655,467	1,819,134
Non-current assets of discontinued operations	—	608,153
Assets held for sale	93,188	17,176
Investments	1,273,857	1,674,883
Other	141,790	80,098

Total other assets	6,537,474	7,580,831

Total Assets	$8,174,081	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$42,215	$60,553
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,917)	—	19,924
Income taxes payable	71,741	21,166
Employee compensation and benefits	60,407	77,123
Contracts payable for broadcast rights	273,176	241,255
Deferred revenue	12,565	13,690
Interest payable	14,095	30,305
Current liabilities of discontinued operations	—	54,284
Other	212,609	32,553

Total current liabilities	686,808	550,853

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $38,063 and $38,830)	2,917,454	3,391,627
Deferred income taxes	759,167	984,248
Contracts payable for broadcast rights	326,654	314,840
Pension obligations, net	428,732	444,401
Postretirement, medical, life and other benefits	9,941	11,385
Other obligations	155,948	62,700
Non-current liabilities of discontinued operations	—	95,314

Total non-current liabilities	4,597,896	5,304,515

Total Liabilities	5,284,704	5,855,368

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at September 30, 2017 and at December 31, 2016	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,402,202 shares issued and 87,300,017 shares outstanding at September 30, 2017 and 100,416,516 shares issued and 86,314,063 shares outstanding at December 31, 2016	101	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at September 30, 2017 and at December 31, 2016	—	—
Treasury stock, at cost: 14,102,185 shares at September 30, 2017 and 14,102,453 shares at December 31, 2016	(632,194)	(632,207)
Additional paid-in-capital	4,028,524	4,561,760
Retained deficit	(443,042)	(308,105)
Accumulated other comprehensive loss	(71,247)	(81,782)

Total Tribune Media Company shareholders’ equity	2,882,142	3,539,766
Noncontrolling interest	7,235	5,917

Total shareholders’ equity	2,889,377	3,545,683

Total Liabilities and Shareholders’ Equity	$8,174,081	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Operating Activities
Net loss	$(134,683)	$(4,705)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	27,432	27,608
Pension credit, net of contributions	(16,535)	(18,083)
Depreciation	41,761	53,567
Amortization of contract intangible assets and liabilities	649	(10,778)
Amortization of other intangible assets	125,001	148,195
Income on equity investments, net	(98,856)	(114,295)
Distributions from equity investments	177,953	143,557
Non-cash loss on extinguishments and modification of debt	8,258	—
Original issue discount payments	(7,360)	—
Write-downs of investment	180,800	—
Amortization of debt issuance costs and original issue discount	5,990	8,368
Gain on sale of business	(34,510)	—
Gain on investment transactions, net	(10,617)	—
Impairments of real estate	757	15,102
Gain on sales of real estate, net	(365)	(212,719)
Other non-operating gain, net	(45)	(478)
Changes in working capital items:
Accounts receivable, net	39,192	42,183
Prepaid expenses and other current assets	13,219	8,856
Accounts payable	(12,001)	2,325
Employee compensation and benefits, accrued expenses and other current liabilities	(43,415)	(38,200)
Deferred revenue	(1,801)	(90)
Income taxes	44,710	100,861
Change in broadcast rights, net of liabilities	61,642	(19,913)
Deferred income taxes	(219,236)	40,160
Other, net	23,471	15,019

Net cash provided by operating activities	171,411	186,540

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Investing Activities
Capital expenditures	(41,423)	(61,855)
Investments	(25)	(3,451)
Net proceeds from the sale of business	557,793	—
Proceeds from FCC spectrum auction	172,102	—
Sale of partial interest of equity method investment	142,552	—
Proceeds from sales of real estate and other assets	61,240	507,050
Proceeds from the sale of investments	5,769	—
Distributions from equity investment	4,608	—
Distribution from cost investment	805	—
Transfers from restricted cash	—	297

Net cash provided by investing activities	903,421	442,041

Financing Activities
Long-term borrowings	202,694	—
Repayments of long-term debt	(703,527)	(20,881)
Long-term debt issuance costs	(1,689)	(784)
Payments of dividends	(564,499)	(68,684)
Tax withholdings related to net share settlements of share-based awards	(8,030)	(4,540)
Proceeds from stock option exercises	11,231	—
Common stock repurchases	—	(149,147)
Contributions from noncontrolling interest	1,318	145
Settlements of contingent consideration	—	(3,636)

Net cash used in financing activities	(1,062,502)	(247,527)

Net Increase in Cash and Cash Equivalents	12,330	381,054
Cash and cash equivalents, beginning of period (1)	590,409	262,644

Cash and cash equivalents, end of period	$602,739	$643,698

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$130,694	$137,417
Income taxes, net	$105,678	$159,152

(1)	Cash and cash equivalents at the beginning of the nine months ended September 30, 2017 of $590 million are comprised of $578 million of cash and cash equivalents from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $13 million of cash and cash equivalents reflected in current assets of discontinued operations.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenue	$450,533	$470,038	$1,359,960	$1,418,306

Net (Loss) Income	$(18,687)	$145,765	$(134,683)	$(4,705)
(Loss) income from discontinued operations, net of taxes	—	(8,074)	15,039	(21,018)

(Loss) Income from Continuing Operations	$(18,687)	$153,839	$(149,722)	$16,313
Income tax (benefit) expense	(20,087)	73,871	(81,606)	303,922
Reorganization items, net	753	434	1,452	1,234
Other non-operating gain, net	—	(57)	(45)	(478)
Write-downs of investment	—	—	180,800	—
Gain on investment transactions, net	(5,667)	—	(10,617)	—
Loss on extinguishments and modification of debt	1,435	—	20,487	—
Interest expense	40,389	38,296	119,332	114,508
Interest and dividend income	(827)	(476)	(1,880)	(836)
Income on equity investments, net	(21,058)	(31,737)	(98,856)	(114,295)

Operating (Loss) Profit	$(23,749)	$234,170	$(20,655)	$320,368
Depreciation	14,263	14,764	41,761	43,673
Amortization	41,678	41,668	125,001	125,003
Stock-based compensation	5,339	8,527	25,440	24,542
Impairments of broadcast rights	79,823	36,782	79,823	36,782
Severance and related charges	111	7,252	10,905	8,022
Transaction-related costs	8,109	2,919	27,136	7,037
Gain on sales of real estate, net	(65)	(213,168)	(365)	(212,719)
Real estate impairments and other	(132)	613	293	14,919
Pension credit	(5,511)	(6,028)	(16,535)	(18,083)

Adjusted EBITDA	$119,866	$127,499	$272,804	$349,544

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING (LOSS) PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Advertising	$295,130	$330,309	$899,701	$989,991
Retransmission revenues	104,587	78,731	303,800	245,536
Carriage fees	30,930	28,984	96,407	90,394
Barter/trade	9,559	9,801	28,052	29,107
Other	7,101	12,339	21,441	29,145

Total Revenues (1)	$447,307	$460,164	$1,349,401	$1,384,173

Operating (Loss) Profit (1)	$(1,357)	$46,024	$68,875	$187,975
Depreciation	10,844	11,267	31,413	33,392
Amortization	41,678	41,668	125,001	125,003
Stock-based compensation	3,659	3,702	12,896	11,200
Impairments of broadcast rights	79,823	36,782	79,823	36,782
Severance and related charges	78	6,844	4,413	6,865
Transaction-related costs	912	—	1,335	—
Gain on sale of real estate	—	—	(317)	—
Real estate impairments and other	(513)	496	(1,436)	3,257

Adjusted EBITDA (1)	$135,124	$146,783	$322,003	$404,474

Broadcast rights - Amortization	$104,886	$97,160	$368,495	$310,367
Broadcast rights - Cash Payments	(110,287)	(123,626)	(368,863)	(364,449)

Broadcast Cash Flow	$129,723	$120,317	$321,635	$350,392

(1)	Beginning in the fourth quarter of 2016, the Company moved its Covers Media Group from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING (LOSS) PROFIT TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Total Revenues	$3,226	$9,874	$10,559	$34,133

Operating (Loss) Profit (1)	$(22,392)	$188,146	$(89,530)	$132,393
Depreciation	3,419	3,497	10,348	10,281
Stock-based compensation	1,680	4,825	12,544	13,342
Severance and related charges	33	408	6,492	1,157
Transaction-related costs	7,197	2,919	25,801	7,037
Gain on sales of real estate, net	(65)	(213,168)	(48)	(212,719)
Real estate impairments and other	381	117	1,729	11,662
Pension credit	(5,511)	(6,028)	(16,535)	(18,083)

Adjusted EBITDA (1)	$(15,258)	$(19,284)	$(49,199)	$(54,930)

(1)	Interest expense and transaction-related costs that historically have been recorded in Corporate and Other but are directly attributable to the businesses included in the Gracenote Sale have been reclassified to discontinued operations. As a result, the historical results of Corporate and Other have been adjusted.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2017			September 30, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(0.21)			$1.61
Loss from discontinued operations			—			0.09
Newsday income tax charges	$—	$—	—	$—	$(2,871)	(0.03)
Reorganization items, net	753	753	0.01	434	434	0.00
Other non-operating gain, net	—	—	—	(57)	(34)	(0.00)
Write-down of investment	—	(7,486)	(0.09)	—	—	—
Gain on investment transactions, net	(5,667)	(3,445)	(0.04)	—	—	—
Loss on extinguishment and modification of debt	1,435	872	0.01	—	—	—
Impairments of broadcast rights	79,823	48,532	0.56	36,782	22,363	0.25
Severance and related charges	111	67	0.00	7,252	4,410	0.05
Transaction-related costs	8,109	6,413	0.07	2,919	1,761	0.02
Gain on sales of real estate, net	(65)	(40)	(0.00)	(213,168)	(129,606)	(1.43)
Real estate impairments and other	(132)	(88)	(0.00)	613	369	0.00

Adjusted EPS (1)			$0.31			$0.56

	Nine Months Ended
	September 30, 2017			September 30, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(1.55)			$(0.05)
(Income) loss from discontinued operations			(0.17)			0.23
Newsday income tax charges	$—	$—	—	$—	$190,360	2.07
Reorganization items, net	1,452	1,452	0.02	1,234	1,234	0.01
Other non-operating gain, net	(45)	(31)	(0.00)	(478)	(290)	(0.00)
Write-downs of investment	180,800	117,030	1.35	—	—	—
Gain on investment transactions, net	(10,617)	(6,455)	(0.07)	—	—	—
Loss on extinguishments and modification of debt	20,487	12,456	0.14	—	—	—
Impairments of broadcast rights	79,823	48,532	0.56	36,782	22,363	0.24
Severance and related charges	10,905	6,630	0.08	8,022	4,877	0.05
Transaction-related costs	27,136	22,706	0.26	7,037	4,329	0.05
Gain on sales of real estate, net	(365)	(222)	(0.00)	(212,719)	(129,333)	(1.41)
Real estate impairments and other	293	217	0.00	14,919	9,068	0.10

Adjusted EPS (1)			$0.60			$1.29

(1)	Adjusted EPS totals may not foot due to rounding.